                                   EXHIBIT 2.1

                           ASSET ACQUISITION AGREEMENT



               Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Asset Acquisition Agreement have been omitted. Such exhibits and schedules will be submitted to the Securities and Exchange Commission upon request.

                           ASSET ACQUISITION AGREEMENT

                                  BY AND AMONG

                        STERIGENICS INTERNATIONAL, INC.,

                                RSI LEASING, INC.

                          AND THERMOSPECTRA CORPORATION

                                TABLE OF CONTENTS


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
ARTICLE I  DEFINITIONS.......................................................................1
        1.1  Affiliate.......................................................................1
        1.2  Assumed Liabilities.............................................................1
        1.3  Business........................................................................1
        1.4  Closing.........................................................................2
        1.5  Closing Date....................................................................2
        1.6  Contracts.......................................................................2
        1.7  Decommission or Decommissioning.................................................2
        1.8  Excluded Liabilities............................................................2
        1.9  Improvements....................................................................2
        1.10  Intangible Assets..............................................................2
        1.11  Material Adverse Effect; Material Adverse Change...............................2
        1.12  Permitted Encumbrances.........................................................2
        1.13  Purchased Assets...............................................................2
        1.14  Real Property..................................................................2
        1.15  Real Property Assets...........................................................2
        1.16  Subsidiary or Subsidiaries.....................................................2
        1.17  Tangible Assets................................................................3
        1.18  Trade Payables.................................................................3

ARTICLE II  PURCHASE AND SALE................................................................3
        2.1  Purchase and Sale of Assets; Description of Assets to be Acquired...............3
        2.2  Excluded Assets.................................................................5
        2.3  Assumed Liabilities.............................................................5
        2.4  Excluded Liabilities............................................................5
        2.5  Further Assurances; Instruments of Transfer.....................................6
        2.6  Non-Assignment of Certain Contracts.............................................7
        2.7  Consideration...................................................................7
        2.8  Subsequent Payments.............................................................8
        2.9  Additional Payments.............................................................8
        2.10  Fractional Shares..............................................................8
        2.11  Closing Costs..................................................................8
        2.12  Purchase Price Allocation......................................................9
        2.13  Allocation of Taxes............................................................9

ARTICLE III  THE CLOSING.....................................................................9
        3.1  The Closing.....................................................................9
        3.2  Instruments of Transfer and Sale................................................9
        3.3  Transfer of Real Property Assets...............................................10

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLER........................................10
        4.1  Organization...................................................................10
        4.2  Authorization..................................................................11
        4.3  No Conflicts; Consents.........................................................11
        4.4  Financial Statements...........................................................11
        4.5  Absence of Certain Changes or Events...........................................12
        4.6  No Undisclosed Liabilities.....................................................13
        4.7  Title to Purchased Assets......................................................13
        4.8  Tangible Assets................................................................14
        4.9  Intangible Assets..............................................................14
        4.10  Compliance with Other Instruments.............................................14
        4.11  Litigation....................................................................14
        4.12  Compliance with Laws and Regulations; Governmental Licenses, Etc..............14
        4.13  Interested Party Transactions.................................................15
        4.14  Taxes.........................................................................15
        4.15  Environmental Matters.........................................................16
        4.16  Proprietary Rights............................................................18
        4.17  Employees and Employee Benefit Plans..........................................19
        4.18  Contracts.....................................................................19
        4.19  Availability of Documents.....................................................20
        4.20  Restrictions on Business Activities...........................................20
        4.21 Transfers......................................................................20
        4.22  No Condemnation...............................................................20
        4.23  Governmental Commitments......................................................20
        4.24  Condition of Improvements.....................................................21
        4.25  Compliance with Laws..........................................................21
        4.26  Securities Act................................................................21
        4.27  Legends.......................................................................22

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB..............................22
        5.1  Organization...................................................................22
        5.2  Authorization..................................................................22
        5.3  Capital Structure..............................................................23
        5.4  Effect of Agreement; Consents..................................................23
        5.5  Compliance with Other Instruments..............................................24
        5.6  SEC Documents; Financial Statements............................................24
        5.7  Litigation.....................................................................24

ARTICLE VI  COVENANTS OF SELLER.............................................................24
        6.1  No Solicitation................................................................24
        6.2  Non-Competition................................................................25
        6.3  Conduct of Business............................................................26
        6.4  Maintenance of Business........................................................26
        6.5  Access to Information..........................................................27
        6.6  Real Estate Matters............................................................27

        6.7  Risk of Loss...................................................................28
        6.8  Regulatory Approvals; Transfer of Permits......................................28
        6.9  Satisfaction of Conditions Precedent...........................................28
        6.10  Decommissioning of Operations at the Business.................................28
        6.11  Cleanup of Materials at the Real Property.....................................29

ARTICLE VII  COVENANTS OF PURCHASER, SUB AND SELLER.........................................30
        7.1  Legal Conditions...............................................................30
        7.2  Additional Agreements; Reasonable Efforts......................................30
        7.3  Access to Documents............................................................30
        7.4  Employment with Sub............................................................30
        7.5  Use of Radioactive Materials License...........................................31

ARTICLE VIII  PURCHASER'S AND SUB'S CONDITIONS PRECEDENT TO CLOSING.........................31
        8.1  Representations and Warranties.................................................31
        8.2  Receipt of Required Permits....................................................31
        8.3  Delivery of All Assets.........................................................32
        8.4  Assignment of Contracts........................................................32
        8.5  Obligations....................................................................32
        8.6  Title Policy...................................................................32
        8.7  FIRPTA.........................................................................32
        8.8  No Legal Prohibition...........................................................32
        8.9  Registration Rights Agreement..................................................32
        8.10  Employment and Non-Competition Agreement......................................32
        8.11  Closing Certificate...........................................................32
        8.12  Closing Deliveries............................................................32
        8.13  Real Estate Closing...........................................................33

ARTICLE IX   SELLER'S CONDITIONS PRECEDENT TO CLOSING.......................................33
        9.1  Representations and Warranties.................................................33
        9.2  No Legal Prohibition...........................................................33
        9.3  Obligations....................................................................34
        9.4  Closing Certificate............................................................34
        9.5  Closing Deliveries.............................................................34
        9.6  Registration Rights Agreement..................................................34

ARTICLE X  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION......................34
        10.1  Survival of Representations...................................................34
        10.2  Indemnification by Seller.....................................................35
        10.3  Indemnification by Purchaser and Sub..........................................36
        10.4  Procedures for Indemnification................................................36
        10.5  Resolution of Disputes........................................................37

ARTICLE XI  TERMINATION AND AMENDMENT.......................................................38
        11.1  Termination...................................................................38
        11.2  Effect of Termination.........................................................39
        11.3  Fees and Expenses.............................................................39
        11.4  Amendment.....................................................................39
        11.5  Extension; Waiver.............................................................39

ARTICLE XII  GENERAL........................................................................39
        12.1  Expenses......................................................................39
        12.2  Brokers.......................................................................39
        12.3  Retained Name.................................................................40
        12.4  Entire Agreement..............................................................40
        12.5  Assignment....................................................................40
        12.6  Notices.......................................................................40
        12.7  Governing Law.................................................................41
        12.8  Counterparts..................................................................41
        12.9  Public Disclosure.............................................................41
        12.10  Further Assurances...........................................................41
        12.11  No Rights Conferred Upon Third Parties.......................................41
        12.12  Purchaser Agreement..........................................................42
        12.13  Attorneys' Fees..............................................................42
        12.14  Headings.....................................................................42

                                LIST OF SCHEDULES

1.12               Permitted Encumbrances
1.14               Real Property
2.1(c)             Relationships
2.1(f)             Intangible Assets
2.1(j)             Other Properties
2.2                Excluded Assets
2.3                Assumed Liabilities
4.3                No Conflicts; Consents
4.4                Financial Statements
4.15               Environmental Matters
4.17               Employees and Employee Benefit Plans
4.18(a)            Contracts in Connection with the Business

                                LIST OF EXHIBITS

2.12              Allocation of Purchase Price
4.4               Financial Statements
8.9               Form of Registration Rights Agreement
8.10              Form of Employment and Non-Competition Agreement
8.12              Form of Seller's Opinion
9.5               Form of Purchaser's Opinion

                           ASSET ACQUISITION AGREEMENT


      This Asset Acquisition Agreement (this "Agreement") is entered into as of December 27, 1997, by and among SteriGenics International, Inc., a Delaware corporation ("Purchaser"), RSI Leasing, Inc., a California corporation and wholly owned subsidiary of Purchaser ("Sub"), and ThermoSpectra Corporation, a Delaware corporation ("Seller").

                                    RECITALS

      WHEREAS, through its division Nicolet Imaging Systems, Seller is currently engaged in the business, among others, of providing contract electron-beam ("e-beam") sterilization services; and

      WHEREAS, Seller desires to sell and Sub desires to purchase certain tangible and intangible assets of Seller (the "Acquisition"), as set forth under the terms of this Agreement.

      NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

      Unless otherwise defined herein, when used in this Agreement the following terms shall have the following meanings:

      1.1 "Affiliate" shall mean, with respect to any party (i) any corporation or other organization, whether incorporated or unincorporated that beneficially owns 10% or more of the outstanding voting securities of such party, (ii) any person of which such party beneficially owns 10% or more of the outstanding voting securities or (iii) any person under common control with such party.

      1.2   "Assumed Liabilities" shall be as defined in Section 2.3(b) hereof.

      1.3 "Business" shall mean the business operations of Seller involving or related to the use of e-beam technology to sterilize or process any material, including but not limited to the business conducted by the Nicolet Electron Services Division of Seller. In this Agreement any reference to "related primarily to the Business," "used primarily in the Business," "pertaining primarily to the Business" or "primarily in connection with the Business" shall include, but not be limited, to all matters and items necessary for Sub to operate the Business as currently conducted by Seller, and shall not include things generally used to conduct the overall business activities of Seller (e.g., company-wide accounting and computer systems) or matters and items primarily used to conduct the business activities of Seller other than the Business.

      1.4 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

      1.5 "Closing Date" shall mean December 31, 1997, or such other date as the parties mutually have agreed to in writing.

      1.6   "Contracts" shall be as defined in Section 2.1(d) hereof.

      1.7 "Decommission" or "Decommissioning" shall have the same meaning as defined in 40 C.F.R. Section 30.4 and as may be hereafter amended.

      1.8   "Excluded Liabilities" shall be as defined in Section 2.4 hereof.

      1.9 "Improvements" shall mean all structures, buildings, improvements and fixtures, including without limitation all equipment and appliances used in connection with the operation or occupancy thereof, such as heating and air-conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, trash disposal or other services, owned by Seller and located on or used in connection with the Real Property.

      1.10  "Intangible Assets" shall be as defined in Section 2.1(f) hereof.

      1.11 "Material Adverse Effect; Material Adverse Change". In this Agreement, any reference to any event, change or effect being "material" with respect to the Business means any material event, change or effect related to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of the Business. In this Agreement, the term "material adverse effect" used with respect to the Business means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of the Business. In this Agreement, the term "Material Adverse Change" used with respect to the Business means any material adverse change in its financial condition, results of operations or business, or any material adverse changes in its balance sheet (analyzed as if prepared according to GAAP).

      1.12 "Permitted Encumbrances" shall mean (i) the Permitted Exceptions (as defined in Section 6.6(b) hereof) and (ii) the encumbrances and liens listed on
Schedule 1.12 hereto.

      1.13  "Purchased Assets" shall be as defined in Section 2.1 hereof.

      1.14 "Real Property" means the property listed in Schedule 1.14 attached hereto.

      1.15  "Real Property Assets" shall be as defined in Section 2.1(b) hereto.

      1.16 "Subsidiary" or "Subsidiaries" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which

(i) such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

      1.17  "Tangible Assets" shall be as defined in Section 2.1(a) hereof.

      1.18 "Trade Payables" shall mean the accounts payable of Seller which are incurred in connection with the Business through the Closing in the ordinary course of business.


                                   ARTICLE II

                                PURCHASE AND SALE

      2.1 Purchase and Sale of Assets; Description of Assets to be Acquired. Subject to and upon the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Sub, and Sub shall purchase from Seller, free and clear of all liens and encumbrances, except the Permitted Encumbrances, all of Seller's right, title and interest in and to the assets, properties and rights (contractual or otherwise) used primarily by Seller in the Business as of the Closing Date of every kind, nature and description, personal, tangible and intangible, known or unknown, wherever located, including without limitation, Seller's right, title and interest in the following:

            (a) Tangible Assets. All of the interests in machinery, equipment, leasehold improvements, furniture, computer hardware, office supplies and other tangible assets, in each case as used primarily in the Business located on the Real Property as of the Closing Date (the "Tangible Assets");

            (b) Real Property Assets. The right, title and interest of Seller in the Real Property, together with the right, title and interest of Seller in the Improvements and in and to all intangible property owned by Seller and used in connection with the Real Property listed on Schedule 1.14 hereto, including
(i) all right, title and interest in all plans, drawings, specifications, land surveys, entitlements and approvals, engineering reports and other technical reports, if any, in the possession of Seller or which are available to Seller without additional cost and which were prepared in connection with the development of the Real Property or the construction of the Improvements for the Real Property; (ii) all hereditaments, privileges, tenements and appurtenances belonging to the Real Property; (iii) all right, title and interest of Seller in and to all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, on, across, in front of, contiguous to, abutting or adjoining the Real Property; (iv) all right, title and interest of Seller in and to any transferable licenses, permits and warranties now in effect with respect to the Improvements; and (v) all right, title and interest of

Seller in and to any transferable warranties, guaranties, indemnities and claims relating to the construction, operation or maintenance of the Real Property and/or the Improvements (the "Real Property Assets").

            (c) Relationships. All assignable rights to, or relating to, relationships with clients or customers of the Business as of the Closing Date, including, without limitation, clients and customers listed on Schedule 2.1(c) hereto;

            (d) Contracts. All claims and rights under all agreements, contracts, contract rights, licenses, purchase and sale orders, quotations, and other executory commitments pertaining primarily to the Business as of the Closing Date (collectively, the "Contracts"), including, without limitation, those listed on Schedule 4.18(a) hereto to the extent the rights and claims thereunder arise after the Closing and relate to goods delivered or to be delivered or to services performed or to be performed after the Closing;

            (e) Permits. All transferable franchises, licenses, permits, consents, authorizations, and approvals of any federal, state, or local regulatory, administrative, or other governmental agency or body pertaining primarily to the Business as of the Closing Date (those franchises, licenses, permits, consents, authorizations, approvals and permits are hereinafter referred to as the "Governmental Permits");

            (f) Intangible Assets. All trade secrets, financial information, product plans, client and customer lists, client and customer account information (including customer payment histories), contractor and consultant and employee lists, contractor and consultant and employee work histories and account information, marketing plans and strategies, forecasts and other business information, improvements, inventions, formulas, ideas, research and development information, circuits, mask works, works of authorship, processes, computer programs, applications, algorithms, techniques, schematics, designs, plans, proposals, know-how, data, patents, patent applications, trademarks and their associated goodwill, trademark applications, copyrights and their respective moral rights, copyright applications, design rights, trade secret rights, rights with respect to mask works, confidential and other proprietary information that are owned by Seller or that may be assigned by Seller that relate primarily to the Business, all of Seller's interest in computer software and data, including without limitation, all source and object codes, all manuals and other user materials, and all intangible data contained in or stored on computer hardware used primarily in the Business as of the Closing Date, and other rights (including, without limitation, all rights to the names listed on Schedule 2.1(f) hereto) owned, used, licensed or held for use by Seller primarily in connection with the Business (including, without limitation, any applications for or extensions, renewals, continuations or divisions of any of the foregoing) (the "Intangible Assets");

            (g) Documents. Copies of all books of account, records, general ledgers, documents, sales invoices, correspondence, lists, plats, architectural plans, accounts payable and payroll records, drawings, files, papers, studies, reports and all other papers and records related primarily to the Business;

            (h) Warranty Rights. All rights, if any, under express or implied warranties from suppliers of Seller related primarily to the Business;

            (i)   Goodwill. All goodwill of the Business; and

            (j) Other Properties. Such other properties or assets as are listed on Schedule 2.1(j) hereto.

      The assets, properties and rights to be conveyed, sold, transferred, assigned, and delivered to Sub pursuant to this Section 2.1 are sometimes hereinafter collectively referred to as the "Purchased Assets."

      2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1 hereof, the Purchased Assets to be transferred to Sub pursuant to this Agreement shall not include assets listed on Schedule 2.2 (collectively, the "Excluded Assets").

      2.3 Assumed Liabilities. Neither Purchaser nor Sub shall assume or be liable for any liabilities, claims or obligations of Seller, whether primary or secondary, direct or indirect, absolute or contingent, other than the obligations of Seller arising out of or related to the following: (a) those contracts, commitments, arrangements or understandings set forth in Schedule 2.3 hereto (the "Listed Contracts") to the extent that the obligations of Seller thereunder are required to be performed after the Closing and relate to services performed or to be performed after the Closing and (b) those leases set forth in
Schedule 2.3 hereto to the extent that the obligations of Seller thereunder are required to be performed after the Closing and relate to the period after the Closing (collectively, the "Assumed Liabilities").

      2.4 Excluded Liabilities. Except for the Assumed Liabilities, neither Purchaser nor Sub shall assume or be liable for any liabilities, claims or obligations of Seller, related to the Business or the Purchased Assets or otherwise, whether primary or secondary, direct or indirect or absolute or contingent (collectively, the "Excluded Liabilities"). Such Excluded Liabilities shall include, without limitation, the foregoing:

            (a) Service Provider Claims. Any claims by employees, contractors, consultants, temporary employees or former employees, former contractors, former consultants or former temporary employees (or any other service provider or former service provider) (any of the foregoing, a "Service Provider") arising out of such Service Provider's provision of services on or before the Closing (including, without limitation, claims arising prior to, or following, the Closing, out of termination by Seller of such services or termination by Seller of any agreement, written or oral, by, between or among, or for the benefit of, such Service Provider);

            (b) Balance Sheet Liabilities. Any liabilities and obligations reflected on the September 27, 1997 balance sheet of Seller, together with those not so reflected if in accordance with generally accepted accounting principles ("GAAP") they need not be so reflected, and any liabilities and obligations of the Business incurred in the ordinary course of business between September 27, 1997 and the Closing;

            (c) Warranty Liabilities. Any liabilities and obligations, whether or not reserved for on the September 27, 1997 balance sheet of Seller, with respect to any return, warranty, claim or refund or similar liabilities relating to products or services developed, licensed or sold in connection with the Business on or prior to the Closing;

            (d) Product or Services Liabilities. Any liabilities and obligations, whether or not reserved for on the September 27, 1997 balance sheet of Seller, for death, personal injury, other injury to persons or property damage resulting from, caused by or arising out of, directly or indirectly, the use or performance or non-performance of any of the products or services sold in connection with the Business (or any executory contract or commitment or part or component thereof) prior to the Closing, including without limitation any liabilities or obligations for failure to warn, breach of express or implied warranties of merchantability or fitness for any purpose, or used, or resulting from, caused by or arising out of, directly or indirectly, the conduct of the Business at any time prior to the Closing;

            (e) Liabilities for Tort, Crime or Breach of Contract. Any liabilities and obligations, whether or not reserved for on the September 27, 1997 balance sheet of Seller, resulting from, caused by or arising out of, directly or indirectly, the conduct of the Business or ownership or lease of any of the Purchased Assets at any time prior to the Closing that constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any domestic or foreign statute, law, ordinance, rule or regulation of any court or domestic or foreign statute, law, ordinance, rule or regulation of any court or domestic or foreign governmental agency, authority or instrumentality, including, without limitation, such of the foregoing as relate to employment, environmental and occupational safety and health matters;

            (f) Liabilities Related to Business and Assets. Any liabilities and obligations, whether or not reserved for on the September 27, 1997 balance sheet of Seller, relating to or arising out of, directly or indirectly, the conduct of the Business or ownership, license or lease of any of the Purchased Assets on or prior to the Closing Date;

            (g) Tax Liabilities. Except as provided in Section 2.13, any liability for Taxes (as defined in Section 4.14 herein), whether primary or secondary, direct or indirect, absolute or contingent;

            (h) Contract Liabilities. Any obligation of the Business or Seller under any contract, commitment, arrangement or understanding of any kind, oral or written, except as provided in Section 2.3 hereof with respect to the Listed Contracts; and

            (i) Seller Employee Plans. Any obligations arising out of or associated with any Seller Employee Plans (as defined in Section 4.17 herein) relating to any Service Provider prior to and including the Closing.

      2.5 Further Assurances; Instruments of Transfer. Seller shall execute and deliver such deeds, bills of sale and other recordable instruments of assignment, transfer and conveyance as Purchaser shall reasonably request to document the sale, assignment, transfer, conveyance and delivery of the Purchased Assets.

      2.6 Non-Assignment of Certain Contracts. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any of the Purchased Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its best efforts to obtain the consent of such other party to an assignment to Sub. To the extent that any consents necessary to assign, transfer, sublease or sublicense any of the Purchased Assets are not obtained, Seller shall, commencing on the Closing Date and continuing for the duration of each such Purchased Asset, use reasonable efforts to (i) provide to Sub the benefits of such Purchased Asset not assigned, transferred or subleased due to Seller's failure or inability to obtain such consent or waiver, (ii) cooperate with Purchaser or Sub to reach a reasonable and lawful arrangement designed to provide such benefits to Sub during such period and (iii) enforce at the request of Purchaser or Sub, or allow Purchaser or Sub to enforce (and, solely for such purpose, Seller hereby constitutes and appoints Purchaser or Sub as its true and lawful attorney-in-fact until revoked in a writing delivered by Seller to Purchaser or Sub), any rights of Seller under any such Purchased Asset against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of Purchaser or Sub). Purchaser and Sub shall provide such assistance as may be reasonably requested by Seller in connection with Seller's performance of its obligations under this
Section 2.6. At the end of each such period, Seller shall have no further duties or obligations under this Section 2.6 with respect to such Purchased Asset and the failure or inability to obtain any necessary consent or waiver with respect thereto shall not be a breach of this Agreement so long as Seller has carried out its obligations under this Section 2.6.

      2.7 Consideration. In consideration for the Purchased Assets and the other forms of consideration to be given by Seller, and in full payment therefor, Sub will deliver to Seller, the following:

            (a) Cash in the amount of Five Million Dollars ($5,000,000) payable to Seller in immediately available funds at the Closing Date (the "Cash Consideration");

            (b) The number of fully paid and nonassessable shares of common stock, par value $0.001, of Purchaser (the "SteriGenics Common Stock") equal to the quotient of (a) $2,000,000 divided by (b) the Average Price at Closing (as defined herein) (the "Common Stock Consideration") or, in Sub's sole and absolute discretion, cash in the amount of Two Million Dollars ($2,000,000) (the "Alternative Consideration") payable to Seller in immediately available funds at the Closing Date. The "Average Price at Closing" shall mean an amount equal to the average of the per share closing prices of SteriGenics Common Stock as reported on the Nasdaq National Market ("Nasdaq") for the twenty (20) consecutive trading days ending on a trading date which is three trading days prior to the Closing Date. The Cash Consideration, together with the Common Stock Consideration or the Alternative Consideration, as applicable, shall be referred to as the "Purchase Price."

      2.8 Subsequent Payments. Following the six month anniversary of the Closing Date (the "Six Month Anniversary"):

            (a) In the event that (i) Sub elects to deliver SteriGenics Common Stock pursuant to Section 2.7(b) hereof, (ii) Seller holds such SteriGenics Common Stock (the "Held Shares") on the first Nasdaq trading day on or immediately following the Six Month Anniversary and (iii) the Average Price at Six Months (as defined below) is at least 10% below the Average Price at Closing, then Sub will also deliver to Seller the Six Month Common Stock Consideration (as defined below).

            (b) In the event that (i) Sub elects to deliver SteriGenics Common Stock pursuant to Section 2.7(b) hereof, (ii) Seller has sold any of such SteriGenics Common Stock (the "Sold Shares") prior to the Six Month Anniversary and (iii) the sale price of such Sold Shares is at least 10% below the Average Price at Closing, then Sub will also deliver to Seller the Sold Shares Common Stock Consideration (as defined below) with respect to any such Sold Shares, provided, however, that in no event shall any shares of Sold Shares Common Stock Consideration issued pursuant to this Section 2.8(b) exceed a number of shares equal to 10% of the Common Stock Consideration.

      The term "Six Month Common Stock Consideration" shall mean a number of shares of SteriGenics Common Stock equal to the amount by which (x) 0.9 multiplied by the (A) product of (i) the Average Price at Closing and (ii) the number of Held Shares divided by (B) the Average Price at Six Months exceeds (y) the number of shares comprising the Held Shares (as adjusted for stock splits, dividends, combinations and the like). The term "Sold Shares Common Stock Consideration" shall mean a number of shares of SteriGenics Common Stock equal to the amount by which (x) 0.9 multiplied by (A) the product of (i) the Average Price at Closing and (ii) the number of Sold Shares divided by (B) the average sale price of all Sold Shares exceeds (y) the number of shares comprising the Sold Shares (as adjusted for stock splits, dividends, combinations and the like). The term "Additional Common Stock Consideration" shall mean the sum of the Six Month Common Stock Consideration and the Sold Shares Common Stock Consideration, provided, however, that in no event shall shares comprising the Additional Common Stock Consideration delivered pursuant to this Section 2.8 exceed a number of shares equal to 20% of the Common Stock Consideration. The "Average Price at Six Months" shall mean the average of the per share closing prices of SteriGenics Common Stock as reported on Nasdaq for the twenty (20) consecutive trading days ending on the Six Month Anniversary.

      2.9 Additional Payments. Seller shall be entitled to receive $1,000 per day for each day from January 1, 1998 until the Closing.

      2.10 Fractional Shares. No fraction of a share of SteriGenics Common Stock will be delivered by virtue of the Acquisition, but in lieu thereof Seller shall receive from Sub an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Average Price at Closing or the Average Price at Six Months, as applicable.

      2.11 Closing Costs. Seller shall pay all costs (excluding fees and costs of attorneys' of Purchaser and Sub) relating to the transfer of the Real Property Assets, including but not limited to all sales, use and transfer taxes, if any, due upon the sale or transfer of the Real Property and all costs for preparing, executing and acknowledging the Deed and other conveyance documents (including without limitation lease assignment and assumption instruments) transferring title or a leasehold interest, as the case may be, in the Real Property to Sub and any other recorded documents together with the premium for an ALTA title policy. All escrow fees and other costs associated with the transfer of the Real Property Assets shall be paid by Seller.

      2.12 Purchase Price Allocation. The Purchase Price shall be allocated as set forth in the Allocation of Purchase Price attached hereto as Exhibit 2.12. Seller and Purchaser each agree to use such allocation in filing Internal Revenue Form 8594.

      2.13 Allocation of Taxes . All sales, use and transfer taxes, if any, due upon the sale or transfer of the Purchased Assets other than the Real Property Assets shall be shared equally between the Seller and Purchaser. All non-delinquent personal and real property taxes arising as a result of the operation of the Business or ownership or use of the Purchased Assets (other than taxes on income) shall be pro-rated between the parties as of the Closing Date based on most recently available figures. Any supplemental taxes attributable to events occurring prior to the Closing Date shall be the sole responsibility of Seller, irrespective of when such taxes are assessed. If supplemental taxes for which Seller is responsible hereunder are assessed after the Closing Date, Seller shall promptly pay the same upon receiving notice thereof from Purchaser or Sub.


                                   ARTICLE III

                                   THE CLOSING

      3.1 The Closing. The Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California, or at such other location as Seller and Purchaser may agree, at 10:00 a.m. Pacific Standard Time, on the Closing Date.

      3.2 Instruments of Transfer and Sale. Except as provided in Section 3.3 below, at the Closing, Seller will deliver to Purchaser all documents and instruments, including bills of sale and the like, described in Section 8.12 and Purchaser will deliver to Seller all documents and instruments described in
Section 9.5. The documents and instruments shall be executed by Seller and, as requested by Sub, shall include all documents and instruments necessary or appropriate to transfer to Sub ownership of the Purchased Assets (other than Tangible Assets subject to leases, as to which a valid leasehold interest will be conveyed by assignment of such leases), free and clear of all liens and encumbrances, except Permitted Encumbrances.

      3.3   Transfer of Real Property Assets.

            (a) The consummation of the transfer to Sub of the Real Property shall take place in a separate closing (the "Real Estate Closing") that shall occur on the Closing Date. The Real Estate Closing shall take place through the office of a title insurance company or escrow company selected by Purchaser (the "Title Company"), or, at Purchaser's option, at such other location selected by Purchaser. The Real Estate Closing shall occur through an escrow for the Real Property established by the parties with the Title Company (the "Escrow"). The parties hereto shall establish the Escrow by submitting to the Title Company an original of this Agreement, together with escrow instructions consistent with this Agreement.

            (b) Sub shall deposit into the Escrow the portion of the Purchase Price allocated to the Real Property as provided in Exhibit 2.12 attached hereto (the "Allocated Price"). The Allocated Price for the Real Property shall be paid and all documents necessary for the consummation of the sale of the Real Property shall be delivered through the Escrow on or prior to the Closing Date as provided in this Agreement. Provided that all terms and conditions of this Agreement have been satisfied, on the Closing Date the Title Company shall record and file the Deed (as defined in Section 6.6(c)) and other documents of conveyance as appropriate to vest title in the Real Property in the name of Sub (subject only to the Permitted Exceptions) and disburse the applicable Allocated Price to Seller. Seller shall deliver possession of the Real Property to Sub on the Closing Date, subject to the Permitted Exceptions.

            (c) At or prior to the Real Estate Closing, Seller shall deliver into the Escrow for delivery to Sub at the Closing, the Deed for the Real Property and shall cause to be duly executed, acknowledged and delivered on behalf of Seller all documents, instruments and agreements requiring execution by Seller with respect to the transfer of the Real Property.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Purchaser and Sub that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Seller to Purchaser on or before the date of this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule shall be arranged in Sections corresponding to the numbered and lettered Sections contained in this Article IV. No fact or circumstance disclosed to Purchaser shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the Seller Disclosure Schedule.

      4.1 Organization. Seller is a corporation duly and validly existing and in good standing under the laws of the State of Delaware. Seller is qualified to do business as a foreign corporation in each state of the United States in which it is required to be qualified, except in states in which the failure to qualify, in the aggregate, would not have a material adverse effect on the Purchased Assets or the Business.

      4.2 Authorization. This Agreement and the Registration Rights Agreement (as defined in Section 8.9) have been, and all deeds and other conveyance documents used in order to consummate the Acquisition (collectively, the "Ancillary Documents") will prior to the Closing be, duly and validly executed and delivered by Seller. This Agreement and the Registration Rights Agreement are, and the Ancillary Documents will as of the Closing be, valid and binding agreements of Seller, enforceable against Seller in accordance with their terms. Seller has all requisite corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Ancillary Documents and to carry out the transactions contemplated by this Agreement, the Registration Rights Agreement and the Ancillary Documents. All necessary corporate action on the part of Seller and its Subsidiaries has been taken to authorize the execution and delivery of this Agreement, the Registration Rights Agreement and the Ancillary Documents and consummation of the transactions contemplated thereby.

      4.3   No Conflicts; Consents.

            (a) The execution and the delivery of this Agreement by Seller and the execution and delivery of the Registration Rights Agreement and the Ancillary Documents by Seller do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof or thereof will not: (i) conflict with, result in a breach by Seller of, constitute a default (with or without notice or lapse of time, or both) by Seller under or violation by Seller of; (ii) result in the creation of any lien, charge or encumbrance pursuant to any provision of the Certificate of Incorporation or Bylaws of Seller, any order, rule, law or regulation of any court or governmental authority, foreign or domestic, or any provision of any material agreement, instrument, order, judgment or decree to which Seller or any of its Subsidiaries is a party or by which any of Seller or its Subsidiaries or any of their properties or assets is bound or affected or (iii) give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to any of the Purchased Assets.

            (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) filings in order to comply with all applicable bulk sales laws, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country in which Seller conducts any business or owns any property or assets, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a material adverse effect on Seller.

      4.4 Financial Statements. Attached hereto as Exhibit 4.4 are (i) the unaudited income statements of the Nicolet Electron Services Division for the nine months ended September

27, 1997, (ii) a detail of departmental expenses for the nine months ended September 27, 1997, (iii) the unaudited balance sheet of the Nicolet Electron Services Division as of September 27, 1997 (the "September Balance Sheet"), and
(iv) a schedule of fixed assets at December 22, 1997 (collectively, the "Nicolet Financial Statements"), certified by the Vice President of Seller as set forth in the next sentence. The Nicolet Financial Statements comply as to form in all material respects with, and have been prepared in accordance with, GAAP applied on a consistent basis during the periods involved, except as may be indicated in
Exhibit 4.4, and fairly present the financial condition of the Business as of the respective dates thereof, and the results of its operations for the period then ended (subject to normal, recurring year-end audit adjustments which were not or are not expected to be material in amount). The September Balance Sheet as provided to Purchaser by Seller is based upon intercompany allocations made in good faith by Seller and represents Seller's reasonable estimate of the balance sheet of the Business as of such date.

      4.5 Absence of Certain Changes or Events. Since September 27, 1997, Seller has conducted the Business in the ordinary course and in a manner consistent with past practices, and since such date, Seller has not:

            (a) suffered any Material Adverse Change in connection with the Business, including but not limited to material decreases in the net assets of the Business;

            (b) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Purchased Assets or the Business;

            (c) granted or agreed to make any material increase in the compensation payable or to become payable by Seller to officers or employees of the Business, except those occurring in the ordinary course of business (including, without limitation, in connection with the relocation of employees);

            (d) made any change in the accounting methods or practices it follows in connection with the Business, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

            (e) sold, leased, abandoned or otherwise disposed of any real property or any material amounts of machinery, equipment or other operating property utilized in the Business;

            (f) sold, assigned, transferred, licensed or otherwise disposed of any material patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset of the Business except in the ordinary course of its business;

            (g)   suffered any labor dispute in connection with the Business;

            (h) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) in connection with the Business other than in the ordinary course of business;

            (i) permitted or allowed any of the Purchased Assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except Permitted Encumbrances;

            (j) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement in connection with the Business with any of its officers or directors;

            (k) made any material amendment to or terminated any agreement in connection with the Business which, if such agreement were not so amended or terminated, would be required to be disclosed on the Seller Disclosure Schedule;

            (l)   agreed to take any action described in this Section 4.5 or in
Section 6.3 or which would constitute a material breach of any of the representations contained in this Agreement; or

            (m) taken any other action that would have required the consent of Purchaser pursuant to Section 6.3 of this Agreement (and which has not been obtained) had such action occurred after the date of this Agreement.

      4.6 No Undisclosed Liabilities. Seller does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, would be reasonably likely to have a material adverse effect on the Business other than (i) liabilities reflected in the Nicolet Financial Statements, (ii) liabilities specifically described in this Agreement or the Seller Disclosure Schedule, and (iii) normal or recurring liabilities incurred since the date of the Nicolet Financial Statements in the ordinary course of business consistent with past practices.

      4.7 Title to Purchased Assets. Seller has good and marketable title to all of the Purchased Assets other than the Real Property (the "Personal Property Assets") owned by Seller and valid, binding and enforceable leasehold interests in all Tangible Assets that are subject to leases. All of the Personal Property Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all claims, liabilities, liens, leases, occupancy agreements, licenses, covenants, conditions, rights-of-way, easements and other matters affecting title, pledges, mortgages, restrictions and encumbrances of any kind, whether accrued, absolute, contingent or otherwise ("Encumbrances") affecting the Personal Property Assets except for Permitted Encumbrances. At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser good, valid and marketable title and all the Seller's right and interest in and to all of the Personal Property Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. Seller has good and marketable title to the Real Property Assets, subject to the Permitted Exceptions. There are no outstanding rights of first refusal, rights of reverter or options relating to the Real Property Assets or any interest therein. To Seller's knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property Assets. Subject to the Permitted Exceptions, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property Assets, without material complaint or objection by any person.

      4.8 Tangible Assets. The Tangible Assets being used in the operation of the Business are, and at the Closing Date will be, in good operating condition and repair, ordinary wear and tear and routine maintenance excepted.

      4.9 Intangible Assets. The Intangible Assets include every trade secret, trademark or application therefor, service mark or application therefor, trade name, copyright, copyright registration or application therefor, patent or application therefor, or other intellectual property right owned, possessed or used by Seller primarily in connection with, or necessary for the conduct of, the Business. Seller has the full right and power to transfer the Intangible Assets to Purchaser (including, without limitation, rights licensed to Seller); and Seller's rights therein are included in the Purchased Assets, except as otherwise provided in this Agreement.

      4.10 Compliance with Other Instruments. Neither Seller nor any of its Subsidiaries is a party to, nor bound by, any written or oral material contract, agreement, license, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Seller or its Subsidiaries according to the terms of this Agreement, the Registration Rights Agreement and the Ancillary Documents will be a default or an event of acceleration, or whereby timely performance by Seller or its Subsidiaries according to the terms of this Agreement, the Registration Rights Agreement and the Ancillary Documents may be prohibited, prevented or delayed.

      4.11 Litigation. There is no material action, suit, proceeding or investigation in progress or pending with respect to the Business before any court or governmental agency, against or relating to Seller or its Subsidiaries or their properties (including the Real Property), assets or business, nor, to the knowledge of Seller, any threat thereof. Neither Seller nor its Subsidiaries is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to any material portion of the properties, assets, personnel or business activities of the Business.

      4.12 Compliance with Laws and Regulations; Governmental Licenses, Etc. To the knowledge of Seller, each of Seller and its Subsidiaries and the Real Property and the Improvements are in compliance in all material respects with all statutes, laws, rules and regulations with respect to or affecting the Real Property, the Improvements and Purchaser's continued use and enjoyment of the Purchased Assets, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. Neither Seller nor its Subsidiaries is subject to any order, injunction or decree issued by any governmental body, agency, authority or court which could impair the ability of Seller to consummate the transactions contemplated hereby or which could materially adversely affect Sub's ownership, use and enjoyment of the Purchased Assets or the value thereof. Seller and its Subsidiaries (i) possess all licenses, permits and governmental or other regulatory approvals and authorizations which are necessary in order for Seller and its Subsidiaries to operate their facilities or carry on the Business as presently conducted, including, without limitation, all necessary licenses, permits and approvals of the State of California Department of Health and the United States Food and Drug Administration ("FDA"),
(ii) are in compliance in all material respects with all such necessary licenses, permits, approvals and authorizations, and (iii) subject to Section
7.5 hereof, can transfer all such necessary licenses, permits, approvals and authorizations to Sub, except for licenses, permits, approvals and authorizations the loss of which would not have a material adverse effect on the Business or result in material fines or penalties being imposed on Purchaser or Sub. Seller has furnished to Purchaser, or its representatives, for its examination all permits, orders, and consents issued by any regulatory agency with respect to Seller, and all applications for such permits, orders, and consents.

      4.13 Interested Party Transactions. Neither Seller nor any of its Affiliates has any material financial interest (other than the ownership of accounts receivable or accounts payable in the ordinary course of business), direct or indirect, in any vendor, contractor or customer, or any party to any Contract.

      4.14  Taxes.

            (a) Seller has completed and duly and timely filed in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all Returns (as hereinafter defined) required to be filed on or prior to the date hereof and will complete and duly and timely file in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all Returns required to be filed after the date hereof. All of such Returns that have been filed were accurate and complete as filed and all of such Returns that will be filed will be accurate and complete when filed. Seller has paid in full all Taxes (as hereinafter defined), assessments or deficiencies (A) shown to be due on those Returns that have been filed or (B) claimed to be due by any Taxing authority or otherwise due or owing, except as to such Taxes as disputed in good faith by Seller. Seller has made all withholdings of Tax required to be made under all applicable United States, foreign, state and local tax laws and regulations; and such withholdings have been or will be paid to the respective governmental agencies when due and to the extent not yet due have been set aside in accounts for purposes of such payment.

            (b) The Purchased Assets are not subject to any liens for Taxes, except liens for current ad valorem Taxes not yet due, and neither Purchaser nor any Affiliate thereof will become directly or indirectly liable for, and no lien, claim or encumbrance will be placed upon the Purchased Assets with respect to, (A) any Taxes attributable to the ownership or use of the Purchased Assets with respect to periods prior to and including the Closing Date (other than ad valorem Taxes not yet due and payable as of the Closing) or (B) any other Taxes

(regardless of whether attributable to periods prior to and including the Closing) imposed upon Seller or attributable to the actions or activities of Seller. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement or any exhibit or annex hereto, covering any Service Provider that, individually or collectively, could give rise to the payment of any amount by Purchaser or its Affiliates that would not be deductible pursuant to Section 280G or Section 162 of the Internal Revenue Code of 1986, as amended (the "Code"). None of the Purchased Assets consists of stock of another corporation or entity treated as such for tax purposes.

            (c) No issues have been raised (nor are any currently pending) by any Taxing authority in connection with any of the Returns. No extensions or waivers of statutes of limitations with respect to the Returns have been given by or requested from Seller. No Returns are presently under examination and no assessments or deficiencies with respect to the Returns are presently being contested by Seller. None of the assets of Seller, directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Seller is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of Seller nor any shareholder of Seller is other than a United States person within the meaning of the Code.

            (d)   For purposes of this Agreement:

                  (i) "Tax" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (C) any liability for the payment of any amounts of the type described in (A) or (B) as a result of any express or implied obligation to indemnify any other person. Notwithstanding the foregoing, "Tax" (and, with correlative meanings, "Taxes," "Taxable" and "Taxing") shall not include any amount to the extent that (i) a lien cannot be placed upon the Purchased Assets with respect to such amount and (ii) neither Purchaser nor Sub can be made liable with respect to such amount.

                  (ii) The term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

      4.15  Environmental Matters.

            (a) (i) Seller has obtained all Environmental Approvals required in connection with the Business, all such Environmental Approvals are current, valid and in good standing, and there are no proceedings commenced or to Seller's knowledge threatened to revoke or amend any Environmental Approvals; (ii) all operations of the Seller in connection with the Business on the Real Property while occupied by Seller, have been and are now in compliance with all Environmental Laws; (iii) Seller is not now and has not been the subject of any Remedial Order in connection with the Business on the Real Property, nor does Seller have any knowledge of any investigation or evaluation commenced as to whether any such Remedial Order is necessary nor has any threat of any such Remedial Order been made nor are there any circumstances which could result in the issuance of any such Remedial Order; (iv) in connection with the Business, Seller has never been prosecuted for or convicted of any offense under Environmental Laws, nor has Seller been found liable in any proceeding to pay any fine or judgment to any Person as a result of any Release or threatened Release of any Hazardous Material into the Environment or the breach of any Environmental Law and to the knowledge of Seller, there is no basis for any such proceeding; (v) all environmental information, data and studies (including, without limitation, the results of any environmental audit) in Seller's possession relating to the Business, including the Phase I Environmental Assessment dated January 25, 1996 as prepared by Arthur D. Little, have been delivered or made available to Purchaser; (vi) except as disclosed in Schedule 4.15, Seller is not aware of any Release which is now present in, on or under the Real Property (including underlying soils and substrata, surface water and groundwater); (vii) except as disclosed in Schedule 4.15 and except for Hazardous Materials used by Seller for janitorial purposes, Seller has no knowledge of any Hazardous Materials in, on or under the Real Property or any other assets relating to the Business; and
(viii) Seller has no knowledge of any Hazardous Materials originating from any neighboring or adjoining properties which has migrated onto, or is migrating towards the Real Property or any other asset of the Business.

            (b) As used in this Section 4.15, the following terms have these meanings:

                  (i) "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by governmental authority under federal, state or local law pertaining to the protection of the environment, protection of public health, protection of worker health and safety (excluding OSHA and comparable state laws, which are covered under Section 4.12 above), the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of Hazardous Materials, including without limitation, the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. ("RCRA"), and the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.

                  (ii) "Hazardous Material(s)" means any substance, waste, material, chemical, compound or mixture which is (or which contains any substance, waste, material, chemical, compound, or mixture which is) flammable, ignitable, corrosive, reactive, radioactive, or explosive, as such terms are defined in Environmental Laws, or is defined, listed, designated, described or characterized under Environmental Laws or under any rules, guidances, policies, or regulations promulgated thereunder, as hazardous, toxic, a contaminant, a pollutant or words of similar import, and includes without limitation any "hazardous substance" under CERCLA, any "hazardous waste" under RCRA, asbestos, petroleum (including crude oil or any fraction or distillate thereof), natural gas, natural gas liquids and liquified natural gas.

                  (iii) "Material" means anything that reasonably could be expected to lead to the imposition of any significant penalties or fines, that could reasonably be expected to require a capital expenditure of more than $100,000, or that reasonably could be expected to interfere, interrupt or threaten to interfere or interrupt in a significant manner the continued operation of the Business as currently conducted.

                  (iv) "Person" means any natural person, corporation, partnership, business trust or other business entity or enterprise. (v) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

                  (vi) "Environmental Approval(s)" means all permits, certificates, licenses, authorizations, consents, instructions, registrations, directions or approvals, issued or required by Governmental Authorities pursuant to Environmental Laws with respect to the operations of Seller in connection with the Business.

                  (vii) "Governmental Authorities" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction over Environmental Laws on behalf of the United States, or any state or other subdivision thereof, or any municipality.

                  (viii) "Remedial Order(s)" means any judicial or administrative order, directive, complaint or sanction issued, filed or imposed by any Governmental Authority pursuant to any Environmental Laws, and includes, without limitation, any order requiring any remediation or cleanup of any Hazardous Materials, or requiring that any Release or any other activity be reduced, modified, abated, or eliminated.

      4.16 Proprietary Rights. Seller neither owns nor is licensed under any patents or patent applications in connection with the Business. Seller has obtained no registration for any of Seller's trademarks, service marks or copyrights used in connection with the Business. Seller owns all right, title and interest in and to or has a license to use all technology, software, software tools, know-how, processes, trade secrets, trade names and other proprietary rights used in or necessary for the conduct of the Business as conducted on the date hereof free and clear of all liens, claims and encumbrances (all of which are referred to as "Proprietary Rights"). No claims have been asserted against Seller (and Seller is not aware of any claims which are likely to be asserted against Seller or which have been asserted against others) by any person challenging Seller's use of any trademarks, tradenames, copyrights, trade secrets, software, technology, know-how or processes utilized by Seller or its Affiliates in connection with the Business or challenging or questioning the validity or effectiveness of any license or agreement relating thereto.

      4.17  Employees and Employee Benefit Plans.

            (a) Schedule 4.17 sets forth a full and complete list of all Service Providers of the Business as of immediately prior to the Closing Date and their current rate of compensation by Seller (including commission structure, if applicable). None of the Service Providers is subject to any contracts, written or unwritten, that limit Seller's right to terminate the employment or service relationship of such Service Provider with Seller. Seller does not have any contractual obligation (1) to provide any particular form or period of notice prior to termination, or (2) to pay any of such Service Providers any severance benefits (which shall not include accrued vacation or sick time) in connection with their termination of employment or service. In addition, except as disclosed in Schedule 4.17, no severance pay (which shall not include accrued vacation or sick time) will become due to any Service Providers in connection with the transactions contemplated by this Agreement, as a result of any Seller agreement, plan, or program. Seller has not made any commitment or promise which is not consistent with the terms of this Agreement to any Service Provider regarding employment or engagement by Purchaser following the Closing Date or regarding compensation levels for Service Providers following the Closing Date.

            (b) Except as set forth in Schedule 4.17, Seller is not a party to any pension, profit sharing, savings, retirement, or other deferred compensation plan, or any bonus (whether payable in cash or stock) or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan or other employee welfare benefit plan ("Seller Employee Plan") pursuant to which employees of the Business receive or are eligible to receive benefits. Neither Seller nor any trustee or administrator of any employee welfare plan ("ERISA Plans") within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") covering any Service Provider of the Business nor any party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) with respect to any ERISA Plan has engaged in any transaction that would subject Seller, such plan, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4979 of the Code.

      4.18  Contracts.

            (a) Schedule 4.18(a) lists all contracts pertaining primarily to the Business currently in force with any third party, including but not limited to, employees, officers and directors of Seller.

            (b) There is no outstanding sales contract listed in Schedule 4.18(a), commitment or proposal (including, without limitation, development projects) of Seller that is currently expected to result in any material loss (before allocation of overhead and administrative costs) upon completion or performance thereof.

            (c) Seller is not restricted by agreement from carrying on the Business anywhere in the world.

            (d) All material contracts, agreements and instruments in connection with the Business to which Seller is a party are valid, binding, in full force and effect, and enforceable by Seller in accordance with their respective terms. No such material contract, agreement or instrument contains any material liquidated-damages, penalty or similar provision. To the best of Seller's knowledge, no party to any such material contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

            (e) Seller and its Subsidiaries are not in default under or in breach or violation of, nor, to Seller's knowledge, is there any valid basis for any claim of default by Seller or its Subsidiaries under, or breach or violation by Seller or its Subsidiaries of, any material contract, commitment or restriction to which Seller or its Subsidiaries is a party or to which it or any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the Purchased Assets or the operation of the Business. To the best of Seller's knowledge, no other party is in default under or in breach or violation of any Contract listed in Schedule 4.18(a).

      4.19 Availability of Documents. Seller has delivered or otherwise made available true and complete copies of all documents requested by Purchaser and which are referred to in this Article IV or in any Schedule delivered by Seller to Purchaser.

      4.20 Restrictions on Business Activities. Except as described in this Agreement or in a Schedule hereto, there is no material agreement, judgment, injunction, order or decree binding on Seller or its Subsidiaries which has or reasonably would be expected to have the effect of prohibiting or materially impairing the conduct of the Business by Seller as currently conducted or as proposed to be conducted.

      4.21 Transfers. Except for this Agreement and the Ancillary Documents, Seller has not entered into any pending agreement to convey, sell, assign, lease, transfer or encumber the Real Property or the other Purchased Assets, taken as a whole, and Seller shall not do so prior to the Closing Date without Purchaser's prior written consent, which may be granted or withheld in Purchaser's sole and absolute discretion.

      4.22 No Condemnation. To the best of Seller's knowledge, there is no condemnation or other like proceeding pending or threatened against the Real Property or any part thereof and no such proceeding is being contemplated.

      4.23 Governmental Commitments. Seller has not entered into and has no knowledge of any commitment to or agreement with any governmental or quasi-governmental authority which could affect the Real Property, including but not limited to any formation of any special assessment district or community facilities district, except as disclosed in this Agreement or in the Permitted Exceptions.

      4.24 Condition of Improvements. The Improvements (including the roof and roof membrane, exterior and structural walls, foundations, floor slabs, and other load-bearing components of the Improvements) are in operable condition and repair. All elevators, heating, ventilation and air conditioning systems ("HVAC"), plumbing, electrical, wiring, life safety, and other equipment, appurtenances, systems and improvements on the Real Property are in operable condition and repair. All water, sewer, gas, electricity, telephone and drainage facilities, and all other utilities required by law and by the normal operation of the Real Property, are fully installed, function properly and are adequate to service the Real Property as they currently are being used.

      4.25 Compliance with Laws. To the knowledge of Seller, the Improvements have been constructed and maintained in all material respects in accordance with any applicable codes, statutes, ordinances, regulations, permits, orders, directives and other laws.

      4.26  Securities Act.

            (a) Purchase Entirely for Own Account. This Agreement is made with Seller in reliance upon Seller's representation to Purchaser, which by Seller's execution of this Agreement Seller hereby confirms, that the SteriGenics Common Stock to be received by Seller will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that, although Seller has the right to request registration of the SteriGenics Common Stock under the Registration Rights Agreement, Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the SteriGenics Common Stock to be received as consideration for the Purchased Assets. Seller further represents that it is an accredited investor as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

            (b) Disclosure of Information. Seller believes it has received all the information it considers necessary or appropriate for deciding whether to enter into this Agreement. Seller further represents that it has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the offering of SteriGenics Common Stock and the business, properties, prospects and financial condition of the Purchaser.

            (c) Investment Experience. Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the SteriGenics Common Stock.

            (d) Restricted Securities. Seller understands that the SteriGenics Common Stock it is receiving is characterized as "restricted securities" under the federal securities laws inasmuch as the shares are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, Seller represents that it is familiar with Securities and Exchange Commission ("SEC") Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

            (e) Further Limitations on Disposition. Without in any way limiting the representations set forth above, Seller further agrees not to make any disposition of all or any portion of the SteriGenics Common Stock unless and until the transferee has agreed in writing for the benefit of the Purchaser (if such transfer is other than as a result of a sale under an effective registration statement covering such disposition) to be bound by Section 4.26(c) through Section 4.26(e) (provided and to the extent such sections are then applicable), and (i) Seller shall have notified the Purchaser of the proposed disposition and shall have furnished the Purchaser with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Purchaser, Seller shall have furnished the Purchaser with an opinion of counsel, reasonably satisfactory to the Purchaser that such disposition will not require registration of such shares under the Securities Act.

      4.27 Legends. It is understood that the certificates evidencing the SteriGenics Common Stock may bear the following legend:

            "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."


                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

      Each of Purchaser and Sub hereby represents and warrants to Seller as follows:

      5.1 Organization. Each of Purchaser and Sub is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and California, respectively, and Purchaser is duly qualified to do business in the State of California.

      5.2 Authorization. This Agreement and the Registration Rights Agreement have been, and each of the Ancillary Documents will prior to the Closing be, duly and validly executed and delivered by Purchaser and Sub. This Agreement and the Registration Rights Agreement do, and the Ancillary Documents will, constitute valid and binding agreements of Purchaser and Sub, enforceable against Purchaser and Sub in accordance with their terms. Each of Purchaser and Sub has all requisite power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Ancillary Documents and to enable it to carry out the transactions contemplated by this Agreement, the Registration Rights Agreement and the Ancillary Documents. All necessary corporate action on the part of Purchaser and Sub has been taken to authorize the execution and delivery of the Agreement, the Registration Rights Agreement and the Ancillary Documents.

      5.3   Capital Structure.

            (a) The authorized capital stock of Purchaser consists of (i) 15,000,000 shares of Common Stock, par value $0.001 per share, of which 6,829,039 shares were issued and outstanding as of November 30, 1997 and (b) 1,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued and outstanding. All of the outstanding shares of Common Stock of the Purchaser have been duly authorized and validly issued, and all of such shares were not issued in violation of any person's preemptive rights, and are fully paid and nonassessable. As of November 30, 1997, Purchaser had reserved
(i) 1,912,416 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Purchaser Stock Option Plans, of which approximately no shares had been issued pursuant to option exercises, and approximately 1,004,885 shares of which were subject to outstanding, unexercised options, and (ii) 400,000 shares of Common Stock for issuance to employees pursuant to the Purchaser Employee Stock Purchase Plan, of which no shares had been issued and as of November 30, 1997.

            (b) The Common Stock Consideration has been duly authorized, and upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and free of, and not subject to any preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Purchaser, any agreement to which Purchaser is a party or by which it is bound or otherwise.

            (c) The Additional Common Stock Consideration has been duly authorized, and upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and free of, and not subject to any preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of Purchaser, any agreement to which Purchaser is a party or by which it is bound or otherwise.

      5.4 Effect of Agreement; Consents. The execution and delivery of this Agreement by Purchaser and Sub and the execution and delivery of the Registration Rights Agreement and the Ancillary Documents by Purchaser and Sub do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof or thereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or encumbrance pursuant to any provision of the Certificate of Incorporation or Bylaws of Purchaser or Sub, any order, rule, law or regulation of any court or governmental authority, foreign or domestic, or any provision of any material agreement, instrument, understanding, order, judgment or decree to which Purchaser or Sub is a party or by which Purchaser or Sub is bound. Except for (a) the consent of parties pursuant to that certain Investors' Rights Agreement dated September 20, 1993 among Purchaser and the investors and founders named therein, (b) the filing of an appropriate Registration Statement pursuant to the Registration Rights Agreement, and (c) the consent of PaineWebber Incorporated pursuant to that certain Underwriting Agreement dated as of August 13, 1997 by and between PaineWebber Incorporated, Piper Jaffray Inc., Wheat, First Securities, Inc., Purchaser and certain selling stockholders of Purchaser, no consent or approval of any third party or any governmental authority is required to be obtained on the part of Purchaser or Sub to permit the consummation of the transactions contemplated by this Agreement, the Registration Rights Agreement or the Ancillary Documents.

      5.5 Compliance with Other Instruments. Neither Purchaser nor Sub is a party to, or bound by, any written or oral contract, agreement, license, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser or Sub according to the terms of this Agreement, the Registration Rights Agreement and the Ancillary Documents will be a default or an event of acceleration, or whereby timely performance by Purchaser or Sub according to the terms of this Agreement, the Registration Rights Agreement and the Ancillary Documents may be prohibited, prevented or delayed.

      5.6 SEC Documents; Financial Statements. Since Purchaser's initial public offering of common stock in August 1997, Purchaser has filed all necessary disclosure documents and reports in connection with its securities and, at the time they were filed with the SEC, all such documents and reports contained no untrue statement of material fact or omitted to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

      5.7 Litigation. There is no action, suit, proceeding, arbitration or investigation pending against Purchaser or Sub that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated in this Agreement, the Registration Rights Agreement or the Ancillary Documents.


                                   ARTICLE VI

                               COVENANTS OF SELLER

      6.1   No Solicitation.

            (a) Seller shall not, directly or indirectly, through any officer, director, employee, representative or agent of Seller (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Seller or the assets of the Business, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal.

            (b) Seller shall notify Purchaser no later than one (1) business day after receipt by Seller of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Seller by any person or entity that informs Seller that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

      6.2   Non-Competition.

            (a) Commencing at the Closing and continuing for a period ending three (3) years after the Closing, Seller agrees that neither it nor any of its Affiliates will engage, directly or indirectly, whether on their own account or as a stockholder (other than as a less than 5% stockholder of a publicly-held company), partner, joint venturer, firm, corporation, or other entity, in any or all of the following activities throughout the United States:

                  (i) Enter into or engage in a business competitive with the Business;

                  (ii) Solicit customers, advertisers or business patronage which results in competition with Purchaser or any of its Affiliates engaged in the Business; or

                  (iii) Solicit employees or consultants of Purchaser or Sub to leave their employ of Purchaser or Sub or terminate their consulting relationship with Purchaser or Sub, to the extent Purchaser or Sub employs or engages such persons after the Closing Date.

            (b) Without limitation, the parties agree and intend that the covenants contained in this Section 6.2 shall be deemed to be a series of separate covenants and agreements, one for each state of the United States. If, in any judicial proceeding, a court shall refuse to enforce in such action all of the separate covenants deemed included herein, then at the option of Purchaser, wholly unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding.

            (c) The parties agree that due to the unique nature of the experience, knowledge and capabilities of Seller, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow Seller, and/or third parties to unfairly compete with Purchaser or Sub resulting in irreparable harm to Purchaser or Sub, and therefore, that upon any such breach or any threat thereof, Purchaser or Sub shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law.

      6.3 Conduct of Business. During the period on and from the date of this Agreement to the Closing, Seller and its Subsidiaries will not without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

            (a) encumber or permit to be further encumbered any of the Purchased Assets, except as permitted by this Agreement;

            (b) dispose of any Purchased Assets, except in the ordinary course of business;

            (c) fail to operate the Business and its facilities in compliance in all material respects with all material requirements of the State of California Department of Health and the FDA;

            (d) fail to maintain the Purchased Assets in good working condition and repair according to the general standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear and matters beyond its reasonable control such as weather, fire and explosion;

            (e) fail to pay and discharge any Trade Payables promptly as they become due in accordance with existing practices and except as disputed in good faith;

            (f) amend or terminate any Contract listed on Schedule 4.18(a), except in the ordinary course of business;

            (g) waive or release any material right or claim relating to any Purchased Assets, except in the ordinary course of business;

            (h) enter into any contract in connection with the Business providing for a term of over one (1) year or providing for payments to or from Seller of more than $25,000 per annum;

            (i) incur any obligation that would become an Assumed Liability in connection with the Business under the terms of this Agreement other than in the ordinary course of business;

            (j) take any action or fail to take any action in connection with the Business where such action or failure to act would not be in the ordinary course of business; or

            (k) agree to do any of the things described in the preceding clauses of this Section 6.3.

      6.4 Maintenance of Business. After the execution and delivery of this Agreement and until the Closing Date, Seller shall carry on the Business in the ordinary course and use its best efforts to preserve the Business, goodwill, and relationships with customers, suppliers, officers, employees, and others in substantially the same manner as Seller did prior to the date hereof. If Seller becomes aware of a deterioration in a relationship with any customer, supplier, or officer, employee or agent which is material to the Purchased Assets, it will promptly bring such information to the attention to Purchaser and Seller will use its best efforts to restore such relationship.

      6.5 Access to Information. Seller shall make available to Purchaser and Purchaser's agents and representatives all information concerning the operation, business and prospects of the Business as may be reasonably requested by Purchaser, including, without limitation, the accounting and tax working papers of Seller's independent certified public accountants on terms acceptable to such accountants. At Seller's sole cost, Seller shall provide Purchaser with complete copies of all documents and materials in Seller's possession, or readily obtainable by Seller, concerning the Real Property and the Improvements and their development and operation, including without limitation all correspondence, agreements, documents, materials, plans, maps, covenants, conditions and restrictions ("CC&Rs"), correspondence, land use applications and permits, entitlements, leases and occupancy agreements, surveys prepared for the Real Property and all construction, engineering and other agreements, all of which shall be transferred and assigned to Purchaser at the Closing. Seller will reasonably cooperate with Purchaser for the purpose of permitting Purchaser to discuss the Business and its prospects with Seller's customers, creditors, suppliers and other persons having dealings with the Business. The parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement dated as of May 30, 1997 by and between Seller and Purchaser (the "Confidentiality Agreement"). No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty construed in this Agreement or the conditions to the obligations of the parties to consummate the Acquisition.

      6.6   Real Estate Matters.

            (a) Physical Inspection. Seller hereby grants Purchaser the right to enter upon and to inspect the Real Property and the environmental risks and conditions (including the soil and groundwater) of the Real Property. If the Closing does not occur, Purchaser shall provide to Seller copies of all reports it caused to be prepared. If the Closing does not occur, Purchaser promptly shall repair any damage caused to the Real Property by reason of Purchaser's or Purchaser's agents' entry on or investigation of the Real Property. Purchaser hereby agrees to indemnify Seller and to hold Seller, Seller's agents and employees and the Real Property harmless from and against any and all losses, costs, damages, claims or liabilities including, but not limited to, mechanic's and materialmen's liens and reasonable attorneys' fees, arising out of or in connection with Purchaser's or its agent's access to or entry upon the Real Property under this Section 6.6.

            (b) Approval of Title. Purchaser acknowledges receipt of (i) a preliminary report showing the condition of title to the Real Property prepared by the Title Company dated as of December 4, 1997 (the "Preliminary Report") and
(ii) a supplemental letter to the Preliminary Report received by Purchaser on December 23, 1997 (the "Supplemental Letter" and, together with the Preliminary Report, the "Title Report"). Purchaser has objected to exceptions 4, 5, 6, 7, 8 and 9 in the Preliminary Report and exception 8 in the Supplemental Letter (the "Disapproved Exceptions"). Seller has agreed to remove all Disapproved Exceptions as of the Closing Date.

      The term "Permitted Exceptions" shall mean all exceptions appearing on the Title Report that are: (i) standard printed exceptions in the Title Policy (as hereinafter defined) issued by the Title Company other than the "creditors' rights exception," which Seller shall cause to be eliminated or endorsed over;
(ii) general and special real property taxes and assessments, a lien not yet due and payable and a lien for supplemental Taxes, and (iii) exceptions 1, 2 and 3 in the Preliminary Report and exception 9 in the Supplemental Letter.

            (c) Title Policy. At the Closing, Seller shall convey fee title to the Real Property to Purchaser by grant deed (the "Deed") subject only to the Permitted Exceptions applicable to the Real Property. At the Closing, the Title Company shall issue to Purchaser ALTA owner's policies of title insurance, form B (as amended 10-17-92) (the "Title Policy"), in the amount of the Allocated Price for the Real Property being purchased by Purchaser, subject only to the Permitted Exceptions. Notwithstanding anything in this Agreement to the contrary, none of the exceptions shown in the Title Report that have been disapproved by Purchaser may be endorsed or insured over without Purchaser's consent, which may be granted or withheld in Purchaser's sole discretion. Purchaser shall have the right to have an ALTA Survey (the "ALTA Survey") prepared for any Real Property, the costs of which shall be paid by Purchaser.

      6.7 Risk of Loss. Until the Closing, all risk of loss, damages or destruction to the Purchased Assets shall be borne by Seller.

      6.8 Regulatory Approvals; Transfer of Permits. Prior to the Closing, Seller will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required, or that Purchaser may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Seller will use its best efforts to obtain all such authorizations, approvals and consents. Seller will promptly prepare and file with the appropriate Governmental Entity all applications necessary to obtain the transfer of the licenses, approvals and permits referred to in Section 8.2.

      6.9 Satisfaction of Conditions Precedent. Seller will use its best efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated hereby to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably requires on its part in order to effect the transactions contemplated hereby.

      6.10  Decommissioning of Operations at the Business.

            (a) Study of Costs for Decommissioning. Purchaser shall retain a consultant to perform a study (including sampling) in order to estimate the costs, as of the Closing Date, to Decommission the Improvements at the Real Property with regard to radiation hazards (the "Study"). The parties agree that such consultant shall commence the Study by January 15, 1998 and conclude the Study by March 31, 1998. Purchaser and Seller shall share equally the costs of the Study, which shall include a bona fide estimate of the costs (including, without limitation, consultants' fees and expenses for sampling, removal, and disposal of irradiated wastes, equipment, byproduct materials, concrete, structures, and other materials) which Purchaser or Sub would incur to Decommission the Improvements if such Decommissioning occurred as of the Closing Date (the "Removal Costs"), regardless of the source of radiation. Purchaser shall direct the consultant, subject to Seller's ability to comment upon and review the activities of the consultant and the Study, as follows. The scope and methodology of the Study shall be subject to the review and comment of Seller prior to the commencement of the Study. In addition, if any significant modifications are made during the course of the Study to its scope and methodology, notice of such modifications shall be provided in advance to Seller. Seller shall have the right, upon reasonable prior notice and during regular business hours, to inspect the activities of the consultant and to provide comments upon the methodologies employed by the consultant. Upon the completion of the Study, Seller may review the findings and conclusions of the Study and dispute any findings and conclusions that are not reasonable or not based in good faith.

            (b) Seller shall reimburse Purchaser or Sub for any Removal Costs, provided that:

                  (i) such Decommissioning occurs within fifteen (15) years after the Closing Date;

                  (ii) Seller's liability for the Removal Costs shall equal the lesser of (i) the estimate set forth in the Study and (ii) the Removal Costs actually incurred by Purchaser or Sub; and

                  (iii) Seller shall have no duty to reimburse Purchaser or Sub for Removal Costs with respect to the first $50,000 of such costs.

            (c) Notwithstanding anything in this Agreement to the contrary, the rights and obligations under this Section 6.10 shall not be assignable to any third party, except a successor in interest to Purchaser or Sub resulting from a merger, consolidation or sale of all or substantially all of the assets of either entity.

      6.11 Cleanup of Materials at the Real Property. Seller shall, at its sole cost, remove and properly dispose of activated wastes, equipment and other materials not currently being used in the Business prior to the Closing, and Purchaser and Sub shall have no liability therefor.

                                   ARTICLE VII

                     COVENANTS OF PURCHASER, SUB AND SELLER

      7.1 Legal Conditions. Each of Purchaser, Sub and Seller will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Acquisition (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Acquisition.

      7.2 Additional Agreements; Reasonable Efforts. Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Purchaser with full title to all properties, assets, rights, approvals, immunities and franchises of the Purchased Assets, the proper officers and directors of each party to this Agreement shall take all such necessary action, which is reasonable under the circumstances.

      7.3 Access to Documents. If, after the Closing Date, (i) in order to properly prepare its tax returns or other documents or reports required to be filed with governmental authorities or its financial statements; (ii) in connection with any threatened or pending litigation or claim which involves or may involve Purchaser, Sub or Seller; or (iii) for any other reasonable purpose, it is necessary that Purchaser, Sub or Seller be furnished with additional information or documents relating to the Purchased Assets or the Assumed Liabilities and such information or documents are in the possession of the other party, and can reasonably be furnished to the requesting party, the other party shall, upon written request therefor, promptly furnish such information or documents to the requesting party. The requesting party shall reimburse the other party for the cost of copying or shipping any requested documents.

      7.4 Employment with Sub. Sub shall offer employment with Sub to each employee of the Business (collectively, the "Employees") immediately after the Closing (i) at the same base salary and (ii) to the extent permitted by Purchaser's benefit programs, with a total benefits package which shall be substantially comparable to those benefits Purchaser provides to its own employees. Through the period ending January 31, 1998, Seller shall permit the Employees of the Business to continue to participate in Seller's health, dental and vision employee benefit plans in which the Employees of the Business participated prior to the Closing, and Purchaser shall reimburse Seller for the reasonable costs of such benefit plans. To the extent permitted by Purchaser's benefit programs, Purchaser will give such Employees credit for service with the Business with respect to any of Purchaser's benefit plans (other than short-term and long-term disability plans) which have vesting or length of service requirements but solely for purposes of eligibility and vesting. Purchaser represents and warrants to Seller that Purchaser's health insurance plans (other than any short-term and long-term disability plans) have no restrictions on pre-existing conditions that would affect the eligibility of Employees to participate in Purchaser's health insurance plans. Seller has satisfied, or will prior to Closing satisfy, all existing accrued vacation, sick time and bonus obligations with respect to the Employees outstanding as of the Closing.

      7.5 Use of Radioactive Materials License. Following the Closing, Seller shall maintain the effectiveness of its California State Department of Health Services ("Department of Health Services") Radioactive Materials License No. 2468-80 (the "License") and shall permit Purchaser and Sub to operate the Business under the License until Purchaser's or Sub's receipt of the SteriGenics' License (as defined below), pursuant to the letter dated December 22, 1997 from Nicolet Imaging Systems to the Department of Health Services, subject to the following conditions: (i) Purchaser and Sub shall jointly and severally indemnify Seller, pursuant to Section 10.3(vii) hereof, for any and all Claims (as defined in Section 10.2) arising out of Purchaser's or Sub's operation of the Business under the License pursuant to this Section 7.5; (ii) Purchaser's and Sub's use of the License pursuant to this Section 7.5 shall be subject to such reasonable control policies and mechanisms as Seller may impose, including Seller's right to conduct inspections of Purchaser's and Sub's operations involving the operation of the Business under the License; and (iii) Purchaser and Sub shall, promptly following the Closing, file an application with the Department of Health Services for a radioactive materials license to cover all activities necessary for Purchaser's and Sub's operation of the Business (the "SteriGenics' License") and shall use their best efforts to cause the SteriGenics' License to be issued in a timely manner. Seller shall provide such assistance as may be reasonably requested by Purchaser and Sub in connection with the filing and issuance of the SteriGenics' License.


                                  ARTICLE VIII

              PURCHASER'S AND SUB'S CONDITIONS PRECEDENT TO CLOSING

      The obligations of Purchaser and Sub at the Closing are subject to satisfaction of the following conditions (any or all of which may be waived by Purchaser in its sole discretion), all of which are for Purchaser's and Sub's sole benefit:

      8.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on that date.

      8.2 Receipt of Required Permits. Purchaser shall have received all material licenses, permits and governmental or other regulatory approvals and authorizations required in order for Purchaser to engage in the full operation of Seller's sterilization facilities located on the Real Property, including, without limitation, all necessary permits, approvals and authorizations of the State of California Department of Health and the FDA.

      8.3 Delivery of All Assets. Seller shall have delivered and conveyed all of the Purchased Assets free and clear of all Encumbrances, except the Permitted Encumbrances.

      8.4 Assignment of Contracts. On or prior to the Closing Date, the material Contracts shall have been assigned to Purchaser and Seller shall have received any necessary consents to all such assignments from the parties to the Contracts.

      8.5 Obligations. Seller will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled at or prior to the Closing.

      8.6 Title Policy. The Title Company shall have committed in writing to issue the Title Policy to Purchaser for the Real Property, subject only to the Permitted Exceptions applicable thereto.

      8.7 FIRPTA. Seller shall have executed and delivered to the Title Company a certificate satisfying the requirements of Section 1445 of the Code (the "FIRPTA Certificate"). Seller shall have executed an affidavit pursuant to California Revenue and Taxation Code Section 18662.

      8.8 No Legal Prohibition. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition or the sale of the Purchased Assets or limiting or restricting Purchaser's conduct or operation of the Business after the Acquisition shall have been issued, nor shall any action or suit related to the Acquisition or its consummation which could, in the opinion of Purchaser's counsel, result in material liability for Purchaser, be pending or threatened, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, seeking any of the foregoing, be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition or the sale of the Purchased Assets which makes the consummation of the Acquisition or the sale of the Purchased Assets illegal.

      8.9 Registration Rights Agreement. At the Closing, Purchaser and Seller shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit 8.9 (the "Registration Rights Agreement").

      8.10 Employment and Non-Competition Agreement. Lewis Parks shall have entered into an Employment and Non-Competition Agreement in the form attached hereto as Exhibit 8.10.

      8.11 Closing Certificate. Seller shall deliver to Purchaser a certificate dated the Closing Date and signed by the President of Seller confirming that the conditions set forth in Sections 8.1 and 8.5 have been satisfied.

      8.12 Closing Deliveries. Purchaser shall have received at or prior to the Closing each of the following documents:

            (a)   a bill of sale in a form reasonably satisfactory to Purchaser;

            (b) such instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser, as shall be appropriate to convey, transfer and, including all assignments of any pending or issued federal registrations for trademarks or copyrights, assign to, and to vest in, Sub, good, clear and marketable title to the Purchased Assets;

            (c) evidence of termination of all liens (other than Permitted Encumbrances) filed against the Purchased Assets reasonably satisfactory to Purchaser;

            (d)   cross-receipt executed by Sub and Seller; and

            (e) an opinion of Seth H. Hoogasian, Esq., counsel to Seller, substantially in the form of Exhibit 8.12 attached hereto.

      8.13 Real Estate Closing. At or prior to the Closing, Seller shall have caused to be delivered into the Escrow the following documents:

            (a) The Deed for the Real Property being purchased in recordable form properly executed on behalf of Seller, conveying to Sub title to the Real Property and the Improvements in fee simple, subject only to the Permitted Exceptions.

            (b) Escrow instructions sufficient to enable the Title Company to close the Escrow in accordance with the terms of this Agreement.

            (c) Any other documents, records or agreements called for hereunder that have not been previously delivered to Purchaser.


                                   ARTICLE IX

                    SELLER'S CONDITIONS PRECEDENT TO CLOSING

      The obligations of Seller at the Closing are subject to satisfaction of the following conditions (any or all of which may be waived by Seller), all of which are for Seller's sole benefit:

      9.1 Representations and Warranties. The representations and warranties of Purchaser and Sub contained in this Agreement shall be true and correct in all material respects at the date of the Closing with the same effect as though made at that date.

      9.2 No Legal Prohibition. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition or the sale of the Purchased Assets shall have been issued, nor shall any action or suit related to the Acquisition or its consummation which could, in the opinion of Seller's counsel, result in material liability for Seller, be pending or threatened; nor shall any proceeding brought by an administrative agency or commission or other governmental entity, seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition or the sale of the Purchased Assets which makes the consummation of the Acquisition or the sale of the Purchased Assets illegal.

      9.3 Obligations. Purchaser will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled at or prior to the Closing.

      9.4 Closing Certificate. Purchaser shall deliver to Seller a certificate dated the Closing Date and signed by an officer of Purchaser confirming that the conditions set forth in Sections 9.1 and 9.3 have been satisfied.

      9.5 Closing Deliveries. Seller shall have received at or prior to the Closing each of the following documents:

            (a)   payment of the Purchase Price in accordance with Section 2.7;

            (b)   cross-receipt executed by Sub and Seller;

            (c) such instruments, in form and substance satisfactory to Seller, as shall be necessary and appropriate for Sub to assume and agree to perform the Assumed Liabilities; and

            (d) an opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Purchaser and Sub, substantially in the form of
Exhibit 9.5 attached hereto.

      9.6 Registration Rights Agreement. At the Closing, Purchaser and Seller shall have entered into the Registration Rights Agreement.


                                    ARTICLE X

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

      10.1 Survival of Representations. The representations and warranties made by the parties in Articles IV and V of this Agreement shall survive the Closing for a period of twelve (12) months, except for the representations set forth in
Section 4.15 hereof which shall survive for a period of thirty-six (36) months, and shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of either party or by the satisfaction of any condition to the Closing. After the expiration of such period, such representations and warranties shall expire and be of no further force and effect unless a Claim or Claims (as defined in Section 10.2 below) with respect to any such representation or warranty shall have been asserted by Purchaser with respect thereto on or before the expiration of such period, provided, however, that to the extent that any Claim for indemnification has been made under Section 10.2(i) or 10.3(i) hereto and such Claim remains unresolved, such representation and warranty as to the matters covered by such Claim shall survive until the Claim has been resolved.

      10.2 Indemnification by Seller. Seller shall indemnify and save harmless Purchaser and Sub, their respective wholly owned Subsidiaries and their respective stockholders, directors, officers and agents from and against any and all losses, liabilities, claims, liens, damages, demands, judgments, fines, penalties, costs and expenses or other obligations whatsoever, including, without limitation, interest, penalties, reasonable attorneys' fees, consultants' fees, costs of environmental investigation or remediation, any and all expenses incurred in investigating, preparing and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (hereinafter individually a "Claim" or collectively "Claims") (excluding punitive or consequential damages or lost profits) imposed on or incurred by Purchaser, Sub or any such indemnified party arising out of or related to (i) the breach of any representation or warranty made by Seller in this Agreement; (ii) any failure of Seller to perform or comply with any of its covenants and agreements set forth herein or in any other document executed in connection with the transactions contemplated hereby; (iii) any liabilities, obligations or commitments of, and all claims against Seller, and its respective stockholders, directors, officers and agents, other than with respect to the Assumed Liabilities and claims arising as a result of a breach by Purchaser; (iv) any actual or alleged disposal, transportation, presence, Release or management of Hazardous Materials at, on, in, under or migrating from the Real Property or any other environmental condition at or environmental liabilities associated with the Real Property or Seller's operations at the Business prior to the Closing, whether or not disclosed in the Seller Disclosure Schedule, other than with regard to the Decommissioning of operations at the Business as provided in Section 6.10 hereto; (v) any actual or alleged violations of Environmental Laws relating to Seller's operations at the Business prior to the Closing; or (vi) any Excluded Liabilities. "Claims" as used herein are not limited to matters asserted by third parties, but include claims incurred, sustained or properly accrued by Purchaser or Sub (in accordance with GAAP) in the absence of claims by a third party; provided that with respect to any accrual, the Claim shall remain unresolved and Seller shall not be required to make any payment to Purchaser or Sub unless and until a Claim shall be actually incurred or sustained; and further provided that such Claim shall survive and shall not terminate pursuant to Section 10.1 hereto until such time as Purchaser utilizes such accrual or determines, in good faith, that such accrual will not be utilized. In no event shall the aggregate obligation of Seller under this Section 10.2 exceed $2,250,000. Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 10.2), Seller shall not be liable hereunder to Purchaser as a result of any breach of any representation or warranty contained in this Agreement (i) for any individual Claim that does not exceed $5,000 and (ii) unless and until the Claims incurred by the Purchaser, Sub, their respective wholly owned Subsidiaries and their respective stockholders, directors, officers and agents, in the aggregate, as a result of any breaches exceeding $50,000, and then only for the amount in excess of $50,000.

      10.3 Indemnification by Purchaser and Sub. Purchaser and Sub shall jointly and severally indemnify and save harmless Seller, its wholly owned Subsidiaries and their respective stockholders, directors, officers and agents from and against any and all Claims (excluding punitive or consequential damages or lost profits) imposed on or incurred by Seller or any such indemnified party arising out of or related to (i) the breach of any representation or warranty made by Purchaser or Sub to Seller in this Agreement; (ii) any failure of Purchaser or Sub to perform or comply with any of its covenants and agreements set forth herein or in any other document executed in connection with the transactions contemplated hereby; (iii) any Claim arising out of Purchaser's failure to pay, satisfy or discharge the Assumed Liabilities other than Claims arising as a result of a breach by Seller; (iv) any Claim for payment and/or expenses as a broker or finder in connection with the negotiation, execution or consummation of this Agreement based upon any agreement or alleged agreement between the claimant and the Purchaser or any of Purchaser's Affiliates; (v) the use of the Retained Name by Purchaser or Sub or any Subsidiary or successor thereof, whether or not in accordance with this Agreement, (vi) any Claim arising from the ownership by Purchaser or Sub of the Purchased Assets or from the conduct of the Business after the Closing Date; or (vii) the operation of the Business under the License by Purchaser or Sub or any Subsidiary or successor thereof, whether or not in accordance with this Agreement. In no event shall the aggregate obligation of Purchaser and Sub under this Section 10.3 exceed $2,250,000. Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 10.3), Purchaser and Sub shall not be liable hereunder to Seller as a result of any breach of any representation or warranty contained in this Agreement (i) for any individual Claim that does not exceed $5,000 and (ii) unless and until the Claims incurred by the Seller, its wholly owned Subsidiaries and their respective stockholders, directors, officers and agents, in the aggregate, as a result of any breaches exceeding $50,000, and then only for the amount in excess of $50,000.

      10.4  Procedures for Indemnification.

            (a) The following are conditions precedent to any liability of any party to this Agreement that is required to provide indemnification pursuant to this Agreement (an "Indemnifying Party") to any person entitled to indemnification pursuant to the terms of this Agreement (an "Indemnified Party"):

                  (i) The Indemnified Party shall give the Indemnifying Party prompt written notice of any event or assertion of which it has knowledge concerning any Claims and as to which it may request indemnification.

                  (ii) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty
(30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such Claim ("Defense Counsel"), to conduct at its own expense the defense against or settlement of such Claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Defense Counsel shall be reasonably satisfactory to the Indemnified Party.

                  (iii) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time period described above, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith, and such Indemnifying Party will be liable for all reasonable costs and expenses or other Claims paid or incurred in connection therewith.

                  (iv) In no event shall an Indemnified Party be entitled to settle or compromise any Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

                  (v) In the event that the Indemnifying Party does deliver a Defense Notice within the time period described above and thereby elects to conduct the defense of the subject Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

            (b) The indemnification obligations of an Indemnifying Party under this Article X shall continue in full force and effect as to any Claim as to which notice has been given pursuant to this Article X until such Claim has been settled either by mutual agreement of the parties concerned, by arbitration in accordance with the provisions of this Agreement or, in the event of a Claim resulting from legal action by a third party, by the final order, decree or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired with no appeal having been taken). The right of an Indemnified Party to be indemnified under this Article X shall not limit, reduce or otherwise affect any other rights and remedies each may have with respect to the matters indemnified under this Agreement.

      10.5 Resolution of Disputes. Any dispute over an indemnity claim under this Article X (a "Contested Claim") shall be settled by binding, final arbitration in the San Diego County area and in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then in effect ("AAA Rules"). Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of the parties, or failing such agreement, an arbitrator appointed by the AAA. However, in all events, the following arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. Purchaser and Seller shall each advance fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the discretion to grant to the prevailing party in any arbitration an award of attorneys' fees and costs, and all costs of arbitration. Purchaser and Seller agree that any of the parties may elect to postpone the arbitration of all Contested Claims until one year from the Closing in order to consolidate the arbitration of all Contested Claims.

                                   ARTICLE XI

                            TERMINATION AND AMENDMENT

      11.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 11.1(b) through 11.1(g), by written notice by the terminating party to the other party):

            (a)   by mutual written consent of Purchaser and Seller; or

            (b) by either Purchaser and Seller if the Acquisition shall not have been consummated by January 31, 1998 (provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Acquisition to occur on or before such date); or

            (c) by either Purchaser or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, except, if the party relying on such order, decree or ruling or other action has not materially complied with its obligations under Article VIII or Article IX, as applicable, of this Agreement; or

            (d) by Purchaser if any of the conditions to Purchaser's obligations to effect the Acquisition which are specified in Article VIII have not been met or waived by Purchaser at such time as such condition is no longer reasonably capable of satisfaction (provided Purchaser is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement); or

            (e) by Seller if any of the conditions to Seller's obligation to effect the Acquisition which are specified in Article IX have not been met or waived by Seller at such time as such condition is no longer reasonably capable of satisfaction (provided Seller is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement); or

            (f) by Purchaser or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured (in the case of Seller, a breach of representation and warranty will be deemed to have been cured for purposes of this Section 11.1 if the condition to Closing set forth in
Section 8.1 can be met), in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party; or

            (g) by Seller if Seller has met the conditions to Purchaser's obligations to effect the Acquisition which are specified in Article VIII at 9:00 a.m. Pacific Standard Time on December 31, 1997, and the Closing does not occur on December 31, 1997.

      11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Purchaser, Seller or their respective officers, directors, stockholders or shareholders, as the case may be, or affiliates, except as set forth in Sections 11.3 and 11.4 and further except to the extent that such termination results from the intentional breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 6.5 (4th sentence),
Article X and Section 11.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

      11.3  Fees and Expenses.

            (a) If (i) the Acquisition is consummated or (ii) this Agreement is terminated in accordance with Section 11.1(b), 11.1(c), 11.1(d) or 11.1(e) hereof other than as a result of a breach by either party, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as provided in Article II of this Agreement.

      11.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      11.5 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE XII

                                     GENERAL

      12.1 Expenses. Except as otherwise provided in this Agreement, the parties will each pay their own legal, accounting and other professional expenses in connection with the transactions contemplated hereby.

      12.2 Brokers. Each party represents and warrants to the other that no person has acted as a broker, a finder or in any similar capacity in connection with the transactions contemplated hereby, except TM Capital Corp., who shall be paid by Purchaser. Each party shall indemnify the other against, and agrees to hold the other harmless from, all liabilities and expenses (including reasonable attorneys' fees and expenses) in connection with any claim by anyone for compensation as a broker, a finder or in any similar capacity, other than TM Capital Corp., who is to be paid by Purchaser at the Closing, by reason of services allegedly rendered to the indemnifying party in connection with the transactions contemplated hereby.

      12.3 Retained Name. Purchaser and Sub shall not, and shall cause their Subsidiaries not to, put into use after the Closing Date any products, signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other materials not in existence on the Closing Date that bear the name "Nicolet Electron Services" (the "Retained Name") or any names or marks similar thereto; however, Purchaser and Sub shall be entitled to use any products, signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents or other materials in existence as of the Closing Date that bear the name "Nicolet Electron Services" for such period after the Closing Date, not exceeding 180 days, as Purchaser and Sub reasonably require in order to effect an orderly transition of the Business; provided, however, that (a) any such use shall be subject to such control policies and mechanisms as Seller may reasonably impose and (b) Seller shall be entitled to conduct such investigations of such use as it may reasonably deem necessary to protect its interests in the Retained Name and to satisfy itself of Purchaser's and Sub's compliance with the provisions of this Section 12.3. Purchaser and Sub agree that Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by Purchaser or Sub or any successor thereof of the Retained Name after the Closing Date.

      12.4 Entire Agreement. Except for the Confidentiality Agreement, this Agreement, the Registration Rights Agreement and the Ancillary Documents contain the entire agreement among the parties with respect to the matters contemplated hereby and all prior negotiations, understandings and agreements among them, are superseded by this Agreement.

      12.5 Assignment. Neither this Agreement nor any right of any party under it may be assigned without the prior written consent of the other party, provided, however, that any party may assign its rights under this Agreement following the Closing to any party that acquires such party through a merger or consolidation, purchase of substantially all of such party's stock or a purchase of substantially all of such party's assets.

      12.6 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and will be deemed effective when delivered in person, on the first business day after the day on which sent by confirmed facsimile, if promptly confirmed in writing, on the third business day after the day on which mailed by first class mail from within the United States of America, or the business day following delivery to a national overnight courier service to the following addresses or to such other address as either party may specify in writing to the other party in accordance with the provisions of this Section 12.6.

      If to Purchaser or Sub:                With a copy to:

      SteriGenics International, Inc.        Gunderson Dettmer Stough Villeneuve

      4020 Clipper Court                     Franklin & Hachigian, LLP
      Fremont, CA  94538-6540                155 Constitution Drive
                                             Menlo Park, CA  94025
      Facsimile No.:  (510) 770-9000         Facsimile No.:  (650) 321-2800
      Attention:  James F. Clouser           Attention:  Carla S. Newell

      If to Seller:                          With a copy to:

      245 Winter Street                      Thermo Electron Corporation
      Waltham, MA  02154                     81 Wyman Street
                                             Waltham, MA  02254-9046

      Facsimile No.  (781) 370-1595          Facsimile No.:  (781) 622-1283
      Attention:  Theo Melas-Kyriazi         Attention:  General Counsel

      12.7 Governing Law. This Agreement will be governed by, and construed under, the laws of the State of California without reference to principles of conflicts of laws. The parties hereto agree to submit to the personal, but not exclusive, jurisdiction of the state and federal courts in California with respect to the enforcement or interpretation of this Agreement or the parties' obligations hereunder.

      12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

      12.9 Public Disclosure. No party shall disclose the terms of this Agreement without the written consent of Purchaser and Seller, except as required by law or pursuant to the disclosure obligations of ThermoSpectra or Purchaser under the rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., provided, however, that each party hereto acknowledges and agrees that the other parties hereto intend to issue a press release or other public statement regarding the terms of this Agreement. Each party agrees that it shall not release such a press release or public statement until the other parties hereto have approved it. Each party intending to issue such a press release or public statement shall give the other parties reasonable notice of and opportunity to review such document prior to its release. The consent of any party to the release of any press release or public statement shall not be unreasonably withheld or delayed.

      12.10 Further Assurances. Each party agrees to execute such further instruments and documents and to do such further acts as may be reasonably requested by any other party to carry out the transactions contemplated hereby.

      12.11 No Rights Conferred Upon Third Parties. No provisions of this Agreement are intended or shall be interpreted to provide or create any rights of any kind in any third party unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely to the parties to this Agreement.

      12.12 Purchaser Agreement. Purchaser agrees to take all actions to cause Sub to fulfill its obligations under this Agreement and the Registration Rights Agreement.

      12.13 Attorneys' Fees. In any litigation relating to this Agreement, including litigation with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees and expenses.

      12.14 Headings. Captions and headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown on the first page.



                                         STERIGENICS INTERNATIONAL, INC.



                                         By:  /s/ James F. Clouser
                                            ------------------------------------
                                            James F. Clouser
                                            President


                                         RSI LEASING, INC.



                                         By: /s/ James F. Clouser
                                            ------------------------------------
                                            James F. Clouser
                                            President


                                         THERMOSPECTRA CORPORATION



                                         By:  /s/ Theo Melas-Kyriazi
                                            ------------------------------------
                                            Name: Theo Melas Kyriazi
                                            Title:  President